Exhibit 5.1


                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000


                                                       December 19, 1996

Larscom Incorporated
4600 Patrick Henry Drive
Santa Clara, CA  95054

Ladies and Gentlemen:

          We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 3,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Larscom Incorporated (the "Company") which are to be awarded (an "Award") pursuant to the Larscom Incorporated Stock Option Plan For Non- Employee Directors, the Larscom Incorporated Stock Incentive Plan and the Larscom Incorporated Employee Stock Purchase Plan (the "Plans").

          We advise you that, in our opinion, upon the issuance of Class A Common Stock pursuant to an Award in accordance with the terms of the respective Plan, and in each case upon payment to the Company of any consideration for such Class A Common Stock provided for in such Plan or any agreement with the Company relating to the applicable Award (which consideration is assumed herein to be in no event less than the par value of the Class A Common Stock being issued upon such payment), the shares of the Class A Common Stock so issued will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                      Very truly yours,

                                      /s/ Cahill Gordon & Reindel



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